Exhibit 99.1


Contact: Mark Dombrowski, Corporate Communications
                  814-870-2285 or 1-800-458-0811, extension 2285
                  mark.dombrowski@erieinsurance.com

           Erie Family Life Insurance Company Increases Dividend Rate

Erie, Pa. - March 4, 2004 - At the March 2, 2004, meeting of the board of directors of the Erie Family Life Insurance Company (Bulletin Board: ERIF), the board voted to increase the regular quarterly dividend paid to shareholders from $.21 per share to $.22 per share. The dividend is payable April 1, 2004, to shareholders of record as of March 18, 2004, with a dividend ex-date of March 16, 2004.

Erie Family Life Insurance Company is a member company of the Erie Insurance Group that includes the Erie Indemnity Company, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Flagship City Insurance Company and Erie Insurance Property and Casualty Company.

According to A. M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A. M. Best Company, has more than 3.7 million policies in force and operates in 11 states and the District of Columbia. Erie Family Life Insurance Company is rated A (Excellent) by A.M. Best Company.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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